                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

        AGREEMENT, dated this 20th day of November, 2000 by and between i3 MOBILE, INC., a Delaware corporation with principal executive offices at 181 Harbor Drive, Stamford, Connecticut 06902 ("i3 Mobile"), and JOHN A. LACK, residing at 40 East 94th Street, New York, New York 10128 ("Lack").


                              W I T N E S S E T H :

        i3 Mobile is desirous of employing Lack as President and Chief Executive Officer of i3 Mobile and Lack is desirous of serving i3 Mobile in such capacities, all upon the terms and subject to the conditions hereinafter provided.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


1.      EMPLOYMENT.

        i3 Mobile agrees to employ Lack, and Lack agrees to be employed by i3 Mobile, upon the terms and subject to the conditions of this Agreement.


2.      TERM.

        The employment of Lack by i3 Mobile as provided in Section 1 will commence on the date hereof and terminate on December 31, 2003, unless sooner terminated as hereinafter provided (the "Term"), and shall automatically renew from year to year thereafter unless either party gives at least ninety (90) days prior written notice of termination.


3.      DUTIES; BEST EFFORTS; INDEMNIFICATION.

        Lack shall serve as President and Chief Executive Officer of i3 Mobile and shall have the overall responsibility for, supervision of and control over the day-to-day management of the business and operations of i3 Mobile, subject to the general policy directions of the Board of Directors of i3 Mobile and the Executive Committee of the Board. Lack shall also have such other powers and duties as may be from time to time assigned to him by the Board of Directors or Executive Committee, provided that the nature of Lack's powers and duties so assigned shall not be inconsistent with Lack's positions and duties hereunder.

        Lack shall devote his full business time, attention and energies to the business and affairs of i3 Mobile, shall use his best efforts to advance the best interests of i3 Mobile and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Lack of his duties hereunder or Lack's availability to perform such duties or that will adversely affect, or negatively reflect upon, i3 Mobile.

        Subject to the provisions of i3 Mobile's Certificate of Incorporation and Bylaws, each as amended from time to time, i3 Mobile shall indemnify Lack to the fullest extent permitted by the

General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney's fees) actually and reasonably incurred or paid by Lack in connection with any action, suit, investigation or proceeding arising out of relating to the performance by Lack of services for, or the acting by Lack as a director, officer or employee of, i3 Mobile, or any other person or enterprise at i3 Mobile's request if Lack acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of i3 Mobile, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. i3 Mobile shall use its best efforts to maintain in full force and effect during the Term directors' and officers' liability insurance policies providing full and adequate protection to Lack for his capacities, provided that the Board of Directors of i3 Mobile shall have no obligation to maintain such insurance if, in its opinion, coverage is available only on unreasonable terms.


4.      PLACE OF PERFORMANCE.

        In connection with his employment by i3 Mobile, Lack shall be based at the principal executive offices of i3 Mobile, which shall be in the Stamford, Connecticut area. If i3 Mobile's principal executive offices are relocated more than fifty (50) miles from their present location without the consent of Lack, Lack shall have the right prior to such relocation to terminate his employment hereunder pursuant to Section 6(c) hereof; provided, however, that if Lack does not exercise such right and instead remains in the employ of i3 Mobile following such relocation, i3 Mobile will promptly pay (or reimburse Lack for) all reasonable moving and moving-related expenses incurred by Lack as a consequence of a change of his principal residence in connection with any such relocation of i3 Mobile's principal executive offices.


5.     COMPENSATION.

        (a) Base Salary. i3 Mobile shall pay Lack a base salary (the "Base Salary") at a rate of $300,000 per annum, payable in equal semimonthly installments during the Term. The Board of Directors of i3 Mobile at least annually will review the Base Salary and other compensation during the Term with a view to increase thereof based upon then prevailing industry salary scales for equivalently valued businesses for the chief executive officer position, Lack's performance, the performance of i3 Mobile, inflation and other relevant factors.

        (b) Out-of-Pocket Expenses. i3 Mobile shall promptly pay to Lack the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Lack, shall promptly reimburse him for such payment, provided that Lack properly accounts therefor in accordance with i3 Mobile's policy.

        (c) Participation in Benefit Plans. Lack shall be entitled to participate in i3 Mobile's executive benefits plan that may include, but not be limited to, a pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, group life insurance plan and health and accident plan. Lack shall also be entitled to participate in any other employee benefit plan or arrangement now available or made available in the future by i3 Mobile to its executives and key management employees.

        (d) Key-Man Life Insurance. i3 Mobile shall maintain a key-man life insurance policy on the life of Lack in the aggregate amount of at least $2,000,000, the proceeds of which shall be payable directly to i3 Mobile. Lack agrees to submit to such medical examinations, to complete such documentation and otherwise to cooperate with i3 Mobile as may be required to enable i3 Mobile to obtain and maintain such key-man life insurance.

        (e) Vacation. Lack shall be entitled to paid vacation days in each calendar year determined by i3 Mobile from time to time, but not less than four
(4) weeks in any calendar year, prorated in any calendar year during which Lack is employed hereunder for less than an entire year in accordance with the number of days in such year during which he is so employed. Lack shall also be entitled to all paid holidays given by i3 Mobile to its executives and key management employees.

        (f) Incentive Compensation. i3 Mobile shall pay Lack on the date hereof a signing bonus (the "Signing Bonus") in the amount of $50,000. i3 Mobile shall also pay Lack a performance bonus (the "Performance Bonus"), in addition to and separate from his Base Salary and other incentive compensation provided for hereunder and subject to the achievement of certain mutually agreed performance goals, in an amount up to fifty percent (50%) of his Base Salary. Lack shall be entitled to the Performance Bonus on a prorata basis for partial achievement of the performance goals.

        (g) Dues and Subscriptions. i3 Mobile shall pay, or reimburse Lack for, the cost of dues and subscriptions associated with business purposes in an amount not to exceed $5,000 annually.

        (h) Automobile. i3 Mobile shall provide Lack with exclusive use of an automobile for business purposes during the Term and shall pay all costs in connection therewith, including, without limitation, insurance, gas and repairs. Such automobile shall be replaced periodically during the Term, and Lack shall have the right, at the end of the Term or at any earlier termination thereof, to purchase the automobile he is then using at its then depreciated book value.

        (i) Stock Options. i3 Mobile shall grant to Lack stock options (the "Options") under its 2000 Stock Incentive Plan to acquire an aggregate of 750,000 shares of i3 Mobile's Common Stock at an exercise price per share, (i) equal to the closing market price of the Common Stock on the date hereof (the "Market Price") for the first 250,000 shares, (ii) equal to the Market Price plus $2.00 for the next 250,000 shares and (iii) equal to the Market Price plus $4.00 for the last 250,000 shares. The Options shall vest on the basis of 125,000 shares on the six-month anniversary of the date hereof, 125,000 shares on the twelve-month anniversary of the date hereof, 250,000 shares on the twenty-four month anniversary of the date hereof and 250,000 shares on the thirty-six month anniversary of the date hereof. The vesting schedule for the Options shall be accelerated in the event of either of the events referred to in
Section 6(c)(iv) or (v) hereof unless Lack's employment continues without change after the occurrence of either of such events.

6.      Termination.

        Lack's employment hereunder shall be terminated upon Lack's death and may be terminated as follows:

        (a) By i3 Mobile for "Cause." A termination for Cause is a termination evidenced by a resolution adopted by a vote of a majority of the members of the Board finding that Lack has (i) willfully failed to comply with any of the material terms of this Agreement, (ii) willfully and repeatedly failed to perform his duties hereunder, (iii) engaged in gross misconduct injurious to i3 Mobile or (iv) been convicted of, or pleaded nolo contendere to, a felony or a crime of moral turpitude; provided, however, that Lack shall receive thirty (30) days' advance written notice that the Board intends to meet to consider Lack's termination for Cause and specifying the actions constituting Cause, Lack shall not have cured the actions constituting Cause during such thirty (30) day period and Lack shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board's vote on the matter.

        (b) By i3 Mobile due to Lack's "Disability." For purposes of this Agreement, a termination for Disability shall occur (i) upon the thirtieth
(30th) day after the Board has provided a written termination notice to Lack supported by a written statement from a reputable independent physician to the effect that Lack shall have become so incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after Lack has been unable to substantially perform his duties hereunder for six (6) consecutive months or for nine (9) months in any twelve (12) month period (exclusive of any vacation permitted under Section 5(e) hereof) by reason of any physical or mental illness. For purposes of this Section 6(b), Lack agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by i3 Mobile.

        (c) By Lack for "Good Reason." For purposes of this Agreement, Good Reason shall mean (i) any circumstance that has the effect of significantly reducing Lack's duties or authority provided for or contemplated herein (a "Material Change"), (ii) a breach by i3 Mobile of its material obligations under this Agreement (a "Material Breach"), (iii) the relocation of the principal executive offices of i3 Mobile in excess of fifty (50) miles from their present location not consented to by Lack, (iv) the acquisition by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of i3 Mobile representing fifty percent (50%) or more of the combined voting power of i3 Mobile's then outstanding securities in a transaction to which Lack does not consent or (v) the future disposition by i3 Mobile (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Lack does not consent; provided, however, that a Material Change or a Material Breach shall constitute Good Reason only if Lack has notified the Board in writing of the existence and particulars of such Material Change or Material Breach and the Board has failed to remedy such Material Change or Material Breach within thirty
(30) days of such notice.


7.      COMPENSATION UPON TERMINATION.

        (a) In the event of the termination of Lack's employment as a result of Lack's death, i3 Mobile shall (i) pay to Lack's estate his Base Salary and accrued Performance Bonus through the date of his death and (ii) for the longer of (x) eighteen (18) months following his death or (y) the balance of the Term (as if such termination had not occurred) provide continuation coverage to Lack and the members of Lack's family under all major medical and other health, accident, life or other disability plans and programs in which Lack and such family members participated immediately prior to his death.

        (b) In the event of the termination of Lack's employment by i3 Mobile for Cause or by Lack other than for Good Reason, i3 Mobile shall pay to Lack his Base Salary and accrued Performance Bonus through the date of his termination, and Lack shall have no further entitlement to any other compensation or benefits from i3 Mobile.

        (c) In the event of the termination of Lack's employment by i3 Mobile due to Lack's Disability, i3 Mobile shall pay to Lack his Base Salary and accrued Performance Bonus through the date of his termination. In addition, for eighteen (18) months following any such termination, i3 Mobile shall (i) continue to pay Lack the Base Salary in effect at the time of such termination less the amount, if any, then payable to Lack under any disability benefits of i3 Mobile and (ii) provide Lack continuation coverage under all major medical and other health, accident, life or other disability plans and programs in which Lack participated immediately prior to such termination.

        (d) In the event that Lack's employment is terminated by i3 Mobile other than (i) as a result of Lack's death or (ii) for reasons specified in
Section 6(a) or (b) or by Lack for Good Reason, i3 Mobile shall continue to pay to Lack his Base Salary and Performance Bonus for the greater of (x) eighteen
(18) months following any such termination or (y) the balance of the Term (as if such termination had not occurred) and provide Lack continuation coverage under all major medical and other health, accident, life or other disability plans or programs in which Lack participated immediately prior to such termination for the same period. Notwithstanding the foregoing, the amounts otherwise payable to Lack pursuant to this Section 7(d) shall be subject to reduction (but not below zero) to the extent determined reasonably necessary by i3 Mobile to prevent any payments or benefits to or for the benefit of Lack (whether pursuant to this Agreement or any other plan, arrangement or agreement) from being treated as a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended.

        (e) The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Section 7(a), 7(c) and 7(d) shall be provided (i) at the expense of i3 Mobile and (ii) in satisfaction of i3 Mobile's obligation under Section 4980B of the Internal Revenue Code (and any similar state law) with respect to the period of time such benefits are continued hereunder.

        (f) If Lack disputes the termination of his employment by i3 Mobile pursuant to Section 6(a) or 6(b) herein and such dispute results in a final determination to the effect that i3 Mobile did not have a proper basis for such termination, i3 Mobile shall promptly pay to Lack all payments Lack would have been entitled to receive had his employment hereunder had not been improperly terminated; provided, however, that any payments or benefits under this Section 7(f) shall be reduced by the amount of any payments or benefits provided under any other provision of Section 7 hereof.

        (g) This Section 7 sets forth the only obligations of i3 Mobile with respect to the termination of Lack's employment with i3 Mobile, and Lack acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein.


8.      COVENANT REGARDING INVENTIONS AND COPYRIGHTS.

        Lack shall disclose promptly to i3 Mobile any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of i3 Mobile and he assigns all of his interest therein to i3 Mobile or its nominee; whenever requested to do so by i3 Mobile, Lack shall execute any and all applications, assignments or other instruments which i3 Mobile shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect i3 Mobile's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Lack during the Term and shall be binding upon Lack's assigns, executors, administrators and other legal representatives.


9.      PROTECTION OF CONFIDENTIAL INFORMATION.

        Lack acknowledges that he has been and will be provided with information about, and his employment by i3 Mobile will, throughout the Term, bring him into close contact with, many confidential affairs of i3 Mobile and its subsidiaries, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were developed by i3 Mobile at great effort and expense. Lack further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of i3 Mobile will be conducted throughout the world (the "Territory"), that its services will be marketed throughout the Territory, that i3 Mobile competes and will compete in all of its business activities with other organizations which are located in any part of the Territory and that the nature of the relationship of Lack with i3 Mobile is such that Lack is capable of competing with i3 Mobile from nearly any location in the Territory. In recognition of the foregoing, Lack covenants and agrees during the Term and for a period of five (5) years thereafter:

        (i) That he will keep secret all confidential matters of i3 Mobile and not disclose them to anyone outside of i3 Mobile, either during or after the Term, except with i3 Mobile's prior written consent or, if during the Term, in the performance of his duties hereunder, Lack makes a good faith determination that it is the best interest of i3 Mobile and to disclose such matters;

        (ii) That he will not make use of any such confidential matters for his own purposes or the benefit of anyone other than i3 Mobile; and

        (iii) That he will deliver promptly to i3 Mobile on termination of this Agreement, or at any time i3 Mobile may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of i3 Mobile, which he may then possess or have under his control.

The foregoing shall not apply to information or confidential matters of i3 Mobile to the extent, but only to the extent, that such information: (i) is already known to Lack free of any restriction at the time it is obtained from i3 Mobile; (ii) is subsequently learned by Lack from an independent third party free of any restriction and without breach of this Agreement or any agreement with such third party; (iii) becomes publicly available through no wrongful act of Lack; or (iv) is independently developed by Lack without reference to any confidential matters of i3 Mobile.


10.     RESTRICTION ON COMPETITION, INTERFERENCE AND SOLICITATION.

        In recognition of the considerations described in Section 9 hereof, Lack covenants and agrees that, during the Term and for a period of one (1) year or such longer period of time during which Lack is continuing to receive compensation from i3 Mobile after such termination, Lack will not, directly or indirectly, (A) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business directly competitive with the business of i3 Mobile in any part of the Territory in which i3 Mobile is actively engaged in business on the date of termination; (B) engage in any such business for his own account; (C) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or (D) interfere with i3 Mobile's relationship with, or endeavor to employ or entice away from i3 Mobile any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, i3 Mobile at any time (whether before or during the Term), or which i3 Mobile has solicited or prepared to solicit; provided, however, that the provisions of clause (A) shall not be deemed to preclude Lack from engagement by a corporation some of the activities of which are competitive with the business of i3 Mobile if Lack's engagement does not relate directly to such competitive business, and nothing contained in this Section 10 shall be deemed to prohibit Lack from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of i3 Mobile so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.


11.     SPECIFIC REMEDIES.

        For purposes of Sections 8, 9 and 10 of this Agreement, references to i3 Mobile shall include all current and future majority-owned subsidiaries of i3 Mobile and all current and future joint ventures in which i3 Mobile shall have a significant ownership or operational interest. It is understood by Lack and i3 Mobile that the covenants contained in this Section 11 and in Sections 8, 9 and 10 hereof are essential elements of this Agreement and that, but for the agreement of Lack to comply with such covenants, i3 Mobile would not have agreed to enter into this Agreement. i3 Mobile and Lack have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by i3 Mobile and all interests of i3 Mobile. Lack agrees that the covenants of Sections 8, 9 or 10 hereof are reasonable and valid. If Lack commits a breach of any of the provisions of Sections 8, 9 or 10 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, Lack acknowledges that i3 Mobile may have no adequate remedy at law if he violates any of the terms hereof. Lack therefore understands and agrees that i3 Mobile shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to i3 Mobile and that money damages will not provide an adequate remedy to i3 Mobile, and (ii) the right to require Lack to account for and pay over to i3 Mobile all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Lack as a result of any transaction constituting a breach of any of the provisions of Sections 8, 9 or 10 and Lack hereby agrees to account for and pay over such Benefits to i3 Mobile.


12.     INDEPENDENCE, SEVERABILITY AND NON-EXCLUSIVITY.

        Each of the rights enumerated in Sections 8, 9 or 10 hereof and the remedies enumerated in Section 11 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to i3 Mobile at law or in equity. If any of the covenants contained in Sections 8, 9 or 10, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or right or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 8, 9 or 10 and the remedies enumerated in Section 11 upon the federal and state courts of Connecticut sitting in Fairfield County. If any of the covenants contained in Sections 8, 9 or 10 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall be the power to reduce the duration and/or area of such provision and in its reduced from said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar on in any way affect i3 Mobile's right to the relief provided in Section 11 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

13.     DISPUTES.

        If i3 Mobile or Lack shall dispute any termination of Lack's employment hereunder or if a dispute concerning any payment hereunder shall exist:

        (a) either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel binding, enforceable and non-appealable arbitration of the dispute in the City of New York under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; and

        (b) if such dispute (whether or not submitted to arbitration pursuant to Section 13(a) hereof) results in a determination that (i) i3 Mobile did not have the right to terminate Lack's employment under the provisions of this Agreement or (ii) the position taken by Lack concerning payments to Lack is correct, i3 Mobile shall promptly pay, or if theretofore paid by Lack, shall promptly reimburse Lack for, all costs and expenses (including reasonable attorneys' fees) reasonably incurred by Lack in connection with such dispute.

14.     Successors; Binding Agreement.

        In the event of a future disposition by i3 Mobile (whether direct or indirect), by sale of assets or stock, merger, consolidation or otherwise, of all or substantially all of its business and/or assets, i3 Mobile will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that i3 Mobile would be required to perform if no such disposition had taken place.

        This Agreement and all rights of Lack hereunder shall inure to the benefit of, and be enforceable by, Lack's personal or legal representatives, executors, administrators, administrators cta, successors, heirs, distributees, devisees and legatees. If Lack should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Lack's estate.


15.     NOTICES.

        All notices, consents and other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given be personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:

        To i3 Mobile:       181 Harbor Drive
                            Suite 500
                            Stamford, CT  06902
                            Attn:  Chairman of the Board
                            Telecopy:  (203) 326-7672

    With a copy to:         Piper Marbury Rudnick & Wolfe LLP
                            1251 Avenue of the Americas
                            New York, New York 10020
                            Attn:  Michael Hirschberg, Esq.
                            Telecopy:  (212) 835-6001

        To Lack:            40 East 94th Street
                            New York, New York 10128
or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.


16.     MODIFICATIONS AND WAIVERS.

        No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of i3 Mobile and is agreed to in writing and signed by Lack. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


17.     ENTIRE AGREEMENT.

        This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.


18.     LAW GOVERNING.

        Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to the principles of conflicts of law).


19.     INVALIDITY.

        Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.


20.     HEADINGS.

        The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

                                    i3 MOBILE, INC.




                                    By:    /s/ Stephen G. Maloney
                                       ---------------------------------------
                                            Stephen G. Maloney
                                            Chairman of the Board

                                           /s/ John Lack
                                       ---------------------------------------
                                            John Lack